UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): November 20, 2012 (November 16, 2012)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York		10173
(Address of principal executive offices)		(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jessica M. Bibliowicz, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of National Financial Partners Corp. (the “Company”), informed the Company’s Board that she intended to resign as Chief Executive Officer at the end of the first quarter of 2013. In connection therewith, on November 16, 2012, Ms. Bibliowicz provided the Company with notice of her voluntary resignation as Chief Executive Officer of the Company, effective as of May 17, 2013. As a result of such notice, the employment agreement dated as of April 5, 1999, as amended and restated on February 15, 2005, by and between Ms. Bibliowicz and the Company, will also terminate effective as of May 17, 2013.

The Board has asked Ms. Bibliowicz to become the Non-Executive Chairman of the Board upon the end of her tenure as Chief Executive Officer of the Company. Provided that the stockholders of the Company elect Ms. Bibliowicz to the Board at the Company’s 2013 annual stockholders meeting, Ms. Bibliowicz will serve as Non-Executive Chairman of the Board for the 2013-2014 term of office. Ms. Bibliowicz will not stand for re-election to the Board following the end of the 2013-2014 term of office.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: November 20, 2012

By:	/s/ Donna J. Blank

Name:	Donna J. Blank
Title:	Executive Vice President and Chief Financial Officer